Coventry Health Care, Inc.
2000 Deferred Compensation Plan

Article I
Establishment and Purpose of the Plan

     1.01 Establishment of the Plan. Coventry Health Care, Inc. (the “Company”) desires to adopt and establish a three-year deferred compensation plan for a select group of its key management and highly compensated employees and their beneficiaries. Effective as of September 1, 2000 (the “Effective Date”), the Company has by execution of this document created a Plan which shall be known as the “Coventry Health Care, Inc. 2000 Deferred Compensation Plan.”

     1.02 Purpose. The purpose of the Plan is to provide certain unsecured benefits for a select group of the Company’s key management personnel and their beneficiaries.

     It is the intention of the Company that the Plan meet all of the requirements necessary or appropriate to be an unsecured plan of deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), which is not a qualified retirement plan under the Code. All provisions hereof shall be interpreted accordingly.

Article II
Definitions

     As used in the Plan:

     2.01    “Accounts” shall mean the Company Cash Account and Stock Account maintained by the Administrative Committee under Articles IV and V or any other section of the Plan to reflect a Participant’s interest (or the undistributed interest of a Beneficiary) under the Plan to the extent such Account has been created for a Participant or Beneficiary.

     2.02    “Administrative Committee” shall mean the committee provided for in Section 14.01 hereof.

     2.03    “Beneficiary” shall mean any person, persons and/or entity entitled to receive benefits which are payable pursuant to Article XI hereof upon or after a Participant’s death.

     2.04    “Bonus” or “Bonuses” shall mean amounts paid to a Participant under any bonus plan or arrangement of the Employer during the one year period immediately prior to the Effective Date and for each Plan Year thereafter but shall not include amounts paid under the Plan.

     2.05    “Calendar Year” shall mean January 1 through December 31.

     2.06    “Change in Control” means the happening of any of the following:

          (i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business or other than transactions which are approved by a majority of the Board of Directors of the Company); or

          (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

          (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

     2.07    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to any Section of the Internal Revenue Code shall include any successor provisions thereto.

     2.08    “Company” shall mean Coventry Health Care, Inc. or any company that is a successor thereto as a result of a merger, consolidation, liquidation, transfer of assets, or other reorganization.

     2.09    “Company Cash Allocation” shall mean the amounts credited to the Participant in the Company Cash Account by the Company in accordance with Section 4.01 hereof.

     2.10    “Company Cash Account” shall mean the Account maintained for each Participant to record the amounts of the Company Cash Allocation credited to the Participant pursuant to Section 4.01 hereof, as adjusted in accordance with the provisions of Article IX of the Plan.

     2.11    “Compensation” shall mean the Salary and Bonus paid to the Employee, including amounts that are not includible in the gross income of the Participant under a salary reduction agreement by reason of the application of Sections 125, 402(e)(3), 402(h) or 403(b) of the Code.

Compensation shall not include the following:

          2.11(1) Amounts credited or paid under the Plan.

          2.11(2) Amounts included in an Employee’s income for federal income tax purposes upon the exercise of a non-qualified stock option or upon receipt or vesting of any restricted stock or other property.

          2.11(3) Amounts included in an Employee’s income for federal income tax purposes upon the sale, exchange, or disposition of stock acquired upon exercise of an incentive stock option.

          2.11(4) Any expense allowances (other than auto allowances which shall be included in Salary for purposes of the Plan), fringe benefits (cash and non-cash), non-cash payments, reimbursed expenses, group-term life insurance or excess group-term life insurance, contributions by the Company to any SERP or 401(k) plans or other similar items which are not included in the Participant’s Salary (other than bonuses), whether or not such amounts are includible in the Employee’s gross income.

     2.12    “Date of Employment” or “Date of Reemployment” shall mean the day on which an Employee first commences employment, or first commences reemployment following Termination of Employment with the Employer.

     2.13   “Disability” shall mean disability as determined by the Administrative Committee pursuant to Section 10.02.

     2.14   “Effective Date” shall mean September 1, 2000.

     2.15    “Eligible Employee” shall mean those Employees who are selected for participation in the Plan by the Administrative Committee of the Plan.

     2.16    “Employee” shall mean any person who is employed by one or more Employers, and is on an Employer’s payroll.

     2.17    “Employer” shall mean the Company or any affiliated company or subsidiary of the Company that adopts the Plan.

     2.18    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. References to any Section of ERISA shall include any successor provision thereto.

     2.19    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

     2.20    “Fiscal Year” shall mean the fiscal year of an Employer. The Fiscal Year of the Company ends on December 31.

     2.21    “Model Portfolio” shall mean the investment vehicles established by the Company for the purpose of crediting earnings or losses to Company Cash Accounts.

     2.22   “Participant” shall mean an Eligible Employee who participates in the Plan as provided in Article III hereof.

     2.23   “Plan” shall mean this Coventry Health Care, Inc. 2000 Deferred Compensation Plan as set forth in this plan document, and as hereafter amended.

     2.24   “Plan Year” shall mean the twelve (12) consecutive month period ending on August 31.

     2.25    “Salary” shall mean the annual base salary paid to a Participant according to the Company’s normal payroll practices computed immediately prior to the Effective Date and on each August 31 thereafter.

     2.26    “Stock Account” shall mean the Account established for each Participant to record the amounts of the Company’s common stock credited to the Participant pursuant to Section 5.01 hereof.

     2.27    “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     2.28    “Termination For-Cause” shall mean termination of employment with an Employer resulting from (i) a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or (ii) a Participant’s willful misconduct or dishonesty, which is directly and materially harmful to the business or reputation of the Company or any Employer.

     2.29    “Termination Not-for-Cause” shall mean the termination of employment with an Employer (where the Employee does not remain employed by another Employer), whether voluntary or involuntary, other than by reason of the Participant’s Death or Termination For-Cause as defined herein.

     2.30   “Valuation Date” shall mean the last day of the respective month.

     2.31   “Valuation Period” shall mean a calendar month.

     2.32    “Year of Service” shall mean a Plan Year during which the Participant remains in the full time employment of an Employer.

Article III
Requirements for Eligibility and Participation

     3.01    Eligibility. Each Eligible Employee in the employ of the Company on the Effective Date shall become a Participant on the Effective Date, subject to the provisions of Section 3.03. Any Employee who first becomes an Eligible Employee after the Effective Date will become a Participant on the date he or she becomes an Eligible Employee, subject to the provisions of Section 3.03.

     3.02    Cessation of Eligible Employee Status. If any Participant who does not incur a Termination of Employment ceases to be an Eligible Employee as defined in Section 2.15 hereof, then during the period that such Participant is not an Eligible Employee: (i) such Participant shall not receive any further allocation of any Company Contributions, if any, under the Plan, and (ii) such Participant’s Account shall continue to be adjusted as provided in Article IX hereof.

     3.03    Participation in the Plan. Each Eligible Employee shall become a Participant only after receiving an award form which shall define both the initial level of the Company’s Cash Allocation credited to the Company Cash Account and the number of shares of Stock credited to the Stock Account for such Participant for the first Plan Year.

Article IV
Company Contributions

     4.01    Company Cash Allocations. The Company will make an initial Company Cash Allocation to the Plan for a Participant as disclosed in the award form for the initial Plan Year as of the Effective Date. For the two subsequent Plan Years, beginning September 1, 2001 and September 1, 2002, the Company Cash Allocation for a Participant will be determined annually by the Administrative Committee prior to the beginning of the Plan Year, and an award form will be issued evidencing such allocation. The maximum Company Cash Allocation for the Chief Executive Officer shall be 25% of Compensation for the initial Plan Year and such amounts as the Compensation and Benefits Committee of the Board of Directors of the Company shall determine for each subsequent Plan Year. The maximum Company Cash Allocation for the Chief Operating Officer and the Chief Financial Officer of the Company shall be 25% of Compensation for the initial Plan Year and 35% of Compensation for each subsequent Plan Year. The maximum Company Cash Allocation for any other Eligible Employee shall be 15% of Compensation for the initial Plan Year and 20% of Compensation for each subsequent Plan Year.

     4.02   Timing of Company Cash Allocations. Company Cash Allocations will be made on September 1 of each year.

     4.03    Company Cash Allocations in the Event of a Change-of-Control. In the event of a Change-of-Control, and coincident with the effective time of the Change-of-Control, the Company will make an additional Company Cash Allocation in an amount equal to the initial Company Cash Allocation multiplied by the number of Plan Years remaining for which no allocation has yet been made. A zero Company Cash Allocation for a Participant for any year shall be deemed an allocation for purposes of the forgoing calculation.

Article V
Stock

     5.01    Stock Allocation. Each Participant will be eligible to receive a credit to his or her Stock Account as of the Plan’s Effective Date in an amount equal to the number of shares determined by dividing 35% of the Participant’s initial Company Cash Allocation by 15.836 (the average closing stock price for the Company’s common stock as indicated on NASDAQ for the ten (10) consecutive trading days prior to September 1, 2000). On September 1, 2001 and September 1, 2002, each Participant who has received a Company Cash Allocation on such date will be eligible to receive additional credits to his or her Stock Account as of such date in an amount equal to the number of shares initially credited to such Participant’s Stock Account on the Plan’s Effective Date.

     The Stock award form will set forth the number of shares included in the grant.

     5.02    Stock Allocations in the Event of a Change-of-Control. In the event of a Change-of-Control, and coincident with the effective time of the Change-of-Control, an additional credit to the Stock Account for each Participant will be made in an amount equal to the initial award for such Participant multiplied by the number of Plan Years remaining for which no credit has yet been made. A zero credit to a Participant’s Stock Account for any year shall be deemed a credit for purposes of the forgoing calculation.

Article VI
Vesting of Accounts

     6.01   Vesting of Participant’s Accounts. Each Participant will become 100% vested in his or her Accounts on September 1, 2003, unless earlier vesting results from one or more of the following circumstances:

          6.01(1)Accelerated Vesting in the Event of a Change-of-Control. In the event of a Change-of-Control, each Participant’s Accounts will vest in full as of the date of the Change-of-Control.

          6.01(2)Accelerated Vesting in the Event of a Participant’s Death or Involuntary Termination Not-for-Cause. In the event of a Participant’s Death or involuntary Termination Not-for-Cause, as defined herein, each Participant’s Accounts will vest as of the date of Participant’s Death or involuntary Termination Not-for-Cause.

     6.02    Forfeiture of Participant’s Accounts. In the event of a Participant’s voluntary Termination Not-for-Cause, or Termination For-Cause, the Participant’s Accounts will be forfeited in their entirety. Such forfeiture will not be reallocated among other Plan Participants but may be applied to future Company Cash Allocations and Stock Allocations.

Article VII
Account Distributions

     7.01    Account Distribution. Each Participant’s Accounts will be distributed in full within thirty (30) days after becoming vested. Any Death Benefit under this Plan shall be payable to the beneficiary or beneficiaries most recently designated by a Participant in accordance with Section 11.02 below.

     7.02    Form of Distribution. The Participant’s Company Cash Account and Stock Account will be distributed in cash. The value of a Participant’s Stock Account shall be determined based on the average closing stock price for the Company’s common stock as indicated on NASDAQ for the ten (10) consecutive trading days prior to the valuation date.

Article VIII
Source of Payments of Deferred Compensation

     The Plan is a non-qualified, unfunded, unsecured, deferred compensation plan. Therefore, all benefits owing under the Plan shall be paid out of the Company’s general corporate funds, which are subject to the claims of creditors. Neither the Participant nor any Beneficiary shall have any right, title, or interest whatever, or any claim, preferred or otherwise, in or to any particular asset of the Company as a result of participation in this Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fiduciary relationship of any kind between the Company and a Participant or any other person. Neither a Participant nor a Beneficiary of a Participant shall acquire any interest greater than that of an unsecured creditor in any assets of the Company.

Article IX
Valuation of Accounts

     9.01    Participants’ Accounts. The Administrative Committee shall establish and maintain a Company Cash Account and Stock Account for each Participant. Each Account shall reflect the credits and charges allocable thereto in accordance with the Plan. The Administrative Committee shall maintain records which will adequately disclose at all times the state of each separate Account hereunder. The books, forms and methods of accounting shall be entirely subject to the supervision of the Administrative Committee.

     9.02   Periodic Determination of Participants’ Accounts.

          9.02(1) Allocation of Net Earnings and Adjustments in Value of the Accounts. The net earnings or losses of the Accounts under the Plan for a particular Valuation Period shall be determined on the basis of the earnings for such Valuation Period. Participants will be credited with earnings or losses on their Company Cash Account in amounts equal to the earnings or losses on a Model Portfolio as established by the Company. The value of a Participant’s Stock Account shall be determined based on the closing stock price for the Company’s common stock as indicated on NASDAQ for the last trading day on or immediately prior to the valuation date.

          9.02(2) Computations. All of the computations required to be made under the provisions of Article IX, when made, shall be conclusive with respect thereto and shall be binding upon all the Participants, Beneficiaries, and all other persons.

Article X
Disability Benefits

     10.01    Disability Benefits. If a Participant suffers a Disability, such Participant shall remain an Eligible Employee and a Participant for all purposes under the Plan, including receipt of future Company Cash Allocations and Stock Awards. Payments to a Participantnt who has suffered a Disability shall be made at the time and in the manner provided in Article VII hereof.

     10.02    Determination of Disability. The Administrative Committee shall determine whether a Participant has suffered a Disability based upon proof thereof which the Participant must provide to the Administrative Committee, and its determination in that respect is binding upon the Participant.

Article XI
Death Benefits

     11.01    Death Benefits. Upon the death of a Participant while in the employ of an Employer, his or her Beneficiary, determined in accordance with Section 11.02 hereof, shall receive the full amount credited to his or her Company Cash Account and Stock Account valued as of the Valuation Date coinciding with or immediately preceding the date on which the Participant dies. The Administrative Committee may require proper proof of death.

     Payments resulting from the death of a Participant shall be made at the time and in the manner provided in Article VII hereof.

     11.02    Designation of Beneficiaries. Each Participant may designate a Beneficiary or Beneficiaries, and contingent Beneficiary or Beneficiaries, if desired, to receive his or her interest hereunder in the event of his or her death, but the designation of a Beneficiary shall not be effective for any purpose unless and until it has been filed with the Administrative Committee on the form provided therefor. If the deceased Participant failed to name a Beneficiary in the manner herein prescribed, or the Beneficiary or Beneficiaries so named predecease the Participant, the amount, if any, which is payable hereunder in respect of such deceased Participant shall be paid to the legal representative or representatives of the estate of the deceased Participant. Any payment made to any person pursuant to the power and discretion conferred upon the Administrative Committee by the preceding sentence shall operate as a complete discharge of all obligations under the Plan in respect of such deceased Participant and shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. A Participant may from time to time change any Beneficiary previously designated by him or her without notice to such Beneficiary, under such rules and regulations as the Administrative Committee may from time to time promulgate, but the last Beneficiary designation filed with the Administrative Committee shall control.

Article XII
Employment Termination Benefits

     12.01    Termination Benefits. In the event a Participant voluntarily terminates his or her employment, or is Terminated For-Cause by an Employer, no benefits will be paid to the Participant or any Beneficiary under this Plan.

Article XIII
Miscellaneous Provisions Respecting Participants

     13.01    Participants to Furnish Required Information.

          13.01(1) Each Participant shall furnish to the Administrative Committee such information as the Administrative Committee considers necessary or desirable for purposes of administering the Plan, and the provisions of the Plan respecting any payments hereunder are conditional upon the Participant’s furnishing promptly such true, full and complete information as the Administrative Committee may reasonably request.

          13.01(2) Any notice or information which according to the terms of the Plan or the rules of the Administrative Committee must be filed with the Administrative Committee, shall be deemed so filed if addressed and either delivered in person or mailed, postage fully prepaid, to the Administrative Committee. The Administrative Committee may, in its sole discretion, modify or waive any specified notice requirement; provided, however, that such modification or waiver must be administratively feasible, must be in the best interest of the Participant, and must be made on the basis of rules of the Administrative Committee that are applied uniformly to all Participants.

     13.02    Restrictions on Assignment. The benefits provided hereunder are intended for the personal security of persons entitled to payment under the Plan, and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of a Participant or such Participant’s Beneficiary or Beneficiaries may not be sold, transferred, assigned or encumbered in any manner, either voluntarily or involuntarily, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall any benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy. All of the provisions of this Section 13.02, however, are subject to Article VII, and to withholding of any applicable taxes.

     13.03    Participants’ Rights. Establishment of the Plan shall not be construed as giving any Participant the right to be retained in the Employers’ service or employ, and nothing contained herein shall be construed in any way to limit or restrict the right of any Employer to discharge any employee regardless of whether such employee is a Participant or to change such employee’s position or the basis or amount of such employee’s compensation. Establishment of the Plan shall not give any Participant the right to receive any benefits not specifically provided by the Plan. A Participant shall not have any interest in the amounts credited to his Accounts until such Accounts are vested in accordance with the Plan. All amounts credited to Accounts for a Participant under the Plan shall remain the sole property of the Employer, subject to the claims of its general creditors and available for its use. With respect to amounts credited to an Account of a Participant, the Participant is merely a general creditor of the Employer; and the obligation of the Employer hereunder is purely contractual and shall not be secured in any way.

     13.04    Address for Mailing of Benefits. Each Participant entitled to benefits hereunder shall file with the Administrative Committee from time to time in writing such Participant’s post office address and each change of address. Any check representing payment hereunder and any communication addressed to a Participant, an Employee or Beneficiary, at such person’s last address filed with the Administrative Committee, or if no such address has been filed, then at such person’s last address as indicated on the records of an Employer, shall be deemed to have been delivered to such person on the date on which such check or communication is deposited, postage prepaid, in the United States mail.

     13.05    Unclaimed Account Procedure. The Administrative Committee shall not be obliged to search for, or ascertain the whereabouts of any Participant or Beneficiary. The Administrative Committee, by certified or registered mail addressed to such Participant’s or Beneficiary’s last known address, shall notify the Participant or Beneficiary that such Participant or Beneficiary is entitled to a distribution under this Plan.

Article XIV
Administration of the Plan

     14.01    Appointment of Administrative Committee. The administration of the Plan will be the responsibility of the Administrative Committee and shall consist of one (1) or more members. For the Chief Executive Officer, the Administrative Committee will be the Compensation and Benefits Committee of the Board of Directors of the Company; for all other Participants of this Plan, the Administrative Committee will be the Chief Executive Officer of the Company or such other person(s) as shall be appointed by the Compensation and Benefits Committee of the Board of Directors of the Company. The Administrative Committee shall have the sole power, duty and responsibility for directing the administration of the Plan in accordance with its provisions.

     14.02    Compensated Expenses of the Administrative Committee. The members of the Administrative Committee shall serve without compensation for their services as such, but the reasonable and necessary expenses of the Administrative Committee shall be reimbursed by the Company.

     14.03    Secretary and Agents of the Administrative Committee. The Administrative Committee may appoint a Secretary who may, but need not, be a member of the Administrative Committee, and may employ such officers and employees of the Company and such agents and such clerical and other administrative personnel as reasonably may be required for the purpose of administering the Plan. Such administrative personnel shall carry out the duties and responsibilities assigned to them by the Administrative Committee.

     14.04     Actions of Administrative Committee.

          14.04(1) A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business, and shall have full power to act hereunder. Action by the Administrative Committee shall be official if approved by a vote of a majority of the members present at any official meeting. The Administrative Committee may, without a meeting, authorize or approve any action by written instrument signed by a majority of all of the members. Any written memorandum signed by the Chief Executive Officer of the Company, or any other member of the Administrative Committee, or by any other person duly authorized by the Administrative Committee to act, in each case when acting within the authority granted by the Plan, in respect of the subject matter of the memorandum, shall have the same force and effect as a formal resolution adopted in open meeting.

          14.04(2) A member of the Administrative Committee may not vote, in his or her capacity as an Administrative Committee member, or decide upon any matter relating solely to him or her or vote on any case in which his or her individual right or claim to any benefit under the Plan is specifically involved.

          14.04(3) The Administrative Committee shall maintain written records of its actions, and as long as such written records are maintained, members may participate and hold a meeting of the Administrative Committee by means of conference telephone or similar communications equipment which permits all persons participating in the meeting to hear each other. Participation in such a meeting constitutes presence in person at such meeting.

     14.05    Authority of Administrative Committee. The Administrative Committee is authorized to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Administrative Committee shall have the power and discretion to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the application of the Plan. All such actions or determinations made by the Administrative Committee, and the application of rules and regulations to a particular case or issue by the Administrative Committee shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. In construing the Plan and in exercising its power under provisions requiring Administrative Committee approval, the Administrative Committee shall attempt to ascertain the purpose of the provisions in questions and when such purpose is known or reasonably ascertainable, such purpose shall be given effect to the extent feasible. Likewise, the Administrative Committee is authorized to determine all questions with respect to the individual rights of all Participants and their Beneficiaries under this Plan, including, but not limited to, all issues with respect to eligibility, valuation of Accounts, and level of Company contributions subsequent to the first Plan Year.

     14.06    General Administrative Powers. The Administrative Committee shall have authority to make, and from time to time revise, rules and regulations for the administration of the Plan.

Article XV
Amendment of the Plan

     The Company reserves the right to amend the Plan at any time and from time to time provided that a copy of any such amendment is delivered to all Participants and/or Beneficiaries following the adoption of the amendment. However, no amendment or modification shall, without the consent of a Participant or Beneficiary, adversely affect such Participant or Beneficiary’s rights with respect to amounts previously credited to his or her Accounts under the Plan at the time of such amendment.

Article XVI
Termination of Plan

     The Company reserves the right to terminate the Plan at any time; however, no termination shall, without the consent of a Participant or Beneficiary, adversely affect such Participant’s or Beneficiary’s rights with respect to amounts credited to his or her Accounts under the Plan up to the time of termination. Upon such termination of the Plan, all Participants, in the discretion of the Administrative Committee shall be entitled to receive the amount then credited to their respective Accounts in a lump-sum distribution of their Company Cash Account and their Stock Account.

Article XVII
Miscellaneous

     17.01    Withholding. The Administrative Committee shall determine whether or not federal and state income tax withholding is required with respect to any distribution hereunder. Notwithstanding any other provision of this Plan to the contrary, all rights and benefits of a Participant or Beneficiary are subject to withholding of any tax required by law to be withheld.

     17.02    Article and Section Headings. The titles or headings of the respective Articles and Sections in this Plan are inserted merely for convenience and shall be given no legal effect.

     17.03    Unfunded Status of the Plan. Any and all payments made to the Participant pursuant to the Plan shall be made only from the general assets of the Company. All Accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company.

     18.04     Applicable Law. THIS PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers as of this first day of September, 2000.